EXHIBIT 99.1


For Immediate Release                                              July 12, 2005

Contact: Richard G. Harwood, President and CEO
Phone: (423) 623-6088


       United Tennessee Bankshares, Inc. Announces Second Quarter Earnings


     United Tennessee Bankshares, Inc. (Nasdaq:UTBI) reported that net income for the six months ended June 30, 2005 increased $101,000, or 11.3% compared to the same six month period in the previous year, from $891,000 to $992,000. The increase in net income is primarily the result of net gains on the sales of investments of $484,000, offset by an increase in interest expense of $220,000 as a result of an increase in our cost of funds, and an increase in other non-interest expense of $105,000. On April 4, 2005, Harland Financial Solutions ("Harland") announced that it was acquiring our third-party data processor, Intrieve, Inc. Proceeds from Harland for UTBI's Intrieve, Inc. stock resulted in a gain of $582,000. The increase in non-interest expense is primarily due to an increase in accounting and legal expenses related to our going private transaction as discussed below.

     Total assets at June 30, 2005 were $118.2 million while total assets at December 31, 2004 were $122.7 million. The decrease in total assets was primarily the result of a decrease in amounts due from depository institutions and investment securities which were used to fund a similar decrease in deposit accounts.

     The Company's equity increased primarily due to net income of $992,000, proceeds from stock options exercised of $68,000 and a decrease in unearned compensation related to the Company's ESOP of $180,000, offset by a decrease due to the cost of stock options surrendered of $95,000, dividends paid of $474,000 and a decrease in accumulated other comprehensive income of $173,000. The market value of UTBI's investment portfolio decreased due to changes in the current interest rate environment.

     As announced on April 14, 2005, United Tennessee Bankshares, Inc., the holding company for Newport Federal announced that the Company's Board of Directors has approved proceeding with a proposed going private transaction. The proposed transaction would reduce the number of stockholders of record from approximately 545 to approximately 96. Following the proposed transaction, the Company would continue operations as a privately held corporation that would not be required to file periodic public reports with the Securities and Exchange Commission (the "SEC"). The terms of the proposed transaction are expected to provide that each stockholder of record of the Company beneficially owning fewer than 2,500 common shares will receive cash of $22.00 per share. The price was established by the Board of Directors based on an independent valuation by a qualified valuation firm. Each stockholder of record beneficially owning 2,500 or more common shares will continue to hold the same number of shares of the Company after the transaction and will not receive any cash for those shares. Beneficial ownership includes stock owned by a person's immediate family and stock that a person has the power to vote, as well as stock directly owned. UTBI anticipates delivering the Proxy to shareholders sometime in early August.

     Presented below are condensed statements of income for the three-month and six-month periods ended June 30, 2005 and 2004 and selected financial condition data as of June 30, 2005 and December 31, 2004.

                               UNITED TENNESSEE BANKSHARES, INC.
                            UNAUDITED CONDENSED STATEMENTS OF INCOME
                FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004
                                         (In Thousands)


                                                     Three Months Ended       Six Months Ended
                                                          June 30,                June 30,
                                                      2005        2004        2005        2004
                                                      ----        ----        ----        ----


Interest Income                                      $1,712     $1,694       $3,409      $3,376
Interest Expense                                        541        391        1,020         767
                                                    -------     ------     --------     -------
Net Interest Income                                   1,171      1,303        2,389       2,609
Provision for loan losses                                18         24           36          52
                                                    -------     ------     --------     -------
Net interest income after provision for loan losses   1,153      1,279        2,353       2,557
Noninterest income                                      630        133          760         263
Noninterest operating expense                           993        718        1,619       1,537
                                                    -------     ------     --------     -------
Income before income taxes                              790        694        1,494       1,283
Income taxes                                            275        195          502         392
                                                     ------     ------      -------      ------
Net Income                                           $  515     $  499       $  992      $  891
                                                     ======     ======      =======      ======

Earnings per Share:

  Basic                                $ 0.43      $ 0.41    $ 0.83      $  0.73

  Diluted                              $ 0.43      $ 0.41    $ 0.83      $  0.73






                         UNITED TENNESSEE BANKSHARES, INC.
                         SELECTED FINANCIAL CONDITION DATA
                                   (In Thousands)

                                                         As of
                                                       June 30,
                                                         2005            As of
                                                                    December 31,
                                                       (Unaudited)       2004
                                                       ----------   ------------
Total Assets                                           $118,244      $ 122,659
Loans Receivable, net                                    80,399         78,830
Cash and amounts due from depository institutions         3,449          3,444
Investment Securities, available for sale, at fair
value                                                    28,466         35,579
Deposit Accounts                                         97,148        100,919
Equity                                                   18,850         18,419